FHLB Des Moines Will Repurchase Excess Membership Stock

FHLB Des Moines will repurchase all excess membership stock held by members and non-members on July 18, 2008. The repurchase of excess membership stock will be paid in cash at $100 par value. Excess membership stock is the amount of membership stock that exceeds the minimum investment required for membership with the Bank.

To find out if you have excess membership stock, please go to eAdvantage, our secure members’ only website, and click on Capital Stock to review the membership stock information provided in the Summary of Capital Stock. If you have excess Membership Stock, your demand deposit account will be credited for the excess membership stock at the close of business on Friday, July 18, 2008.